Exhibit (d)(2)

2002 EQUITY INCENTIVE PLAN

OPTION EXCHANGE STOCK OPTION AGREEMENT

FormFactor, Inc., a Delaware corporation (the “Company”), hereby grants an Option (this “Option”) to the Optionee named below as of the Date of Grant set forth below pursuant to the Company’s 2002 Equity Incentive Plan, as amended (the “Plan”). The terms and conditions of the Option are set forth in this Stock Option Agreement (this “Agreement”), in the Terms and Conditions (Exhibit A) and in the Plan. Capitalized terms not defined in this Agreement have the meaning ascribed to them in the Plan.

Name of Optionee:

Optionee’s ID #:

Optionee’s Address:

Type of Option Granted:

Grant Number:

Date of Grant:

Number of Options Granted:

Option Exercise Price:

Vesting Schedule:                                                                                                                        Provided the Optionee renders continuous service to the Company the Options will vest and become exercisable as to 1/3 of the total number of Options granted on the first anniversary of the “Date of Grant” and will continue to vest and become exercisable monthly thereafter for twenty-four (24) months, such that 100% of the total number of Options granted will be vested on the third anniversary of the “Date of Grant”.

Expiration Date:

(unless earlier terminated under Section 3 hereof or pursuant to Section 18 of the Plan)

The Company has signed this Agreement effective as of the Date of Grant and has caused it to be executed in duplicate by its duly authorized representative.

FORMFACTOR, INC.

CARL EVERETT
CHIEF EXECUTIVE OFFICER

Exhibit A

STOCK OPTION AGREEMENT

2002 EQUITY INCENTIVE PLAN

TERMS AND CONDITIONS

This Option is subject to the following Terms and Conditions and the terms and conditions of the Plan, which are incorporated herein by reference. This Agreement and the Plan constitute the entire agreement and understanding of the Company and the Optionee with respect to this Option and supersede all prior understandings and agreements with respect to such subject matter.  If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan as interpreted by the Committee, the provisions of the Plan shall apply.

1.                                       Grant of Option

The Company hereby grants to Optionee this Option to purchase up to the total number of shares of Common Stock of the Company (the “Shares”) at the Exercise Price Per Share (the “Exercise Price”), each as set forth on the first page of this Agreement, subject to the terms and conditions of this Agreement and the Plan.  If designated as an Incentive Stock Option, this Option is intended to qualify to the extent permitted as an “incentive stock option” (“ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.                                       Exercise Period

2.1       Vesting of Shares.  This Option is exercisable as it vests.  Subject to the terms and conditions of the Plan and this Agreement, this Option shall vest and become exercisable as set forth on the first page of this Agreement if Optionee has continuously provided services to the Company, or any Parent or Subsidiary of the Company.

2.2       Acceleration of Vesting in Certain Circumstances Following a Corporate Transaction.  In addition to the vesting provided herein, the Option and Shares subject to this Option shall become vested and exercisable immediately prior to the occurrence of a Non-Justifiable Termination (as defined below) occurring during the period beginning on the date of consummation of a Corporate Transaction (as defined in the Plan) and ending twelve (12) months thereafter, as to an additional number of Shares equal to the number of Shares that would have vested and become exercisable during the twelve (12) months following the date of such Non-Justifiable Termination (which accelerated vesting and exercisability is referred to herein as the “Corporate Transaction Vesting”).  “Non-Justifiable Termination” means any Termination by the Company, or any Parent or Subsidiary of the Company or the successor-in-interest to the Company following a Corporate Transaction, other than for Cause (as defined below).  “Cause” (for purposes of this paragraph only) means (i) any willful participation by Optionee in acts of either material fraud or material dishonesty against the Company or any Subsidiary or Parent of the Company or the successor-in-interest to the Company following a Corporate Transaction; (ii) any indictment or conviction of Optionee of any felony (excluding drunk driving); (iii) any willful act of gross misconduct by Optionee which is materially and demonstrably injurious to the Company or any Subsidiary or Parent of the Company or the successor-in-interest to the Company following a Corporate Transaction; or (iv) the death or Disability of Optionee.  Notwithstanding anything to the contrary set forth in this Agreement, if a Corporate Transaction Vesting occurs by reason of a Non-Justifiable Termination, then this Option may be exercised by Optionee up to, but no later than, three (3) months after the date of such Non-Justifiable Termination, but in any event no later than the Expiration Date.

2.3       Acceleration of Vesting on Death or Disability.  In the event of Termination of Optionee as a result of his or her death or “permanent and total disability,” as such term is defined in Section 22(e)(3) of the Code, then, in addition to the vesting provided herein, the Option and Shares subject to the Option shall become vested and exercisable as to an additional number of Shares equal to the number of Shares that would have vested and become exercisable during the twelve (12) months following the Termination Date of Optionee; provided, however, such vested Option may be exercised no later than twelve (12) months after the Termination Date, but in any event no later than the Expiration Date.

2.4       Expiration.  This Option expires on the Expiration Date set forth on the first page of this Agreement and must be exercised, if at all, on or before the earlier of the Expiration Date or the date on which this Option is terminated in accordance with the provisions of this Section 2, Section 3 of this Agreement or Section 18 of the Plan.

2.5       Additional Terms Applicable to Incentive Stock Options.  In the event this Option is designated an ISO on the first page of this Agreement, the following terms and conditions shall also apply to the Option:

a.               This Option shall cease to qualify for favorable tax treatment as an ISO if (and to the extent) this Option is exercised for one or more Option Shares: (i) more than three (3) months after the date Optionee ceases to be employed by the Company for any reason other than death or Disability or (ii) more than twelve (12) months after the date Optionee ceases to be employed by the Company by reason of Disability.

b.              If Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, and (ii) the date one (1) year after transfer of such Shares to Optionee upon exercise of this Option, then Optionee shall immediately notify the Company in writing of such disposition.

3.                                       Termination

3.1       Termination for Any Reason Except Death, Disability or Cause.  If Optionee is Terminated for any reason except Optionee’s death, Disability or Cause (as such terms are defined in the Plan), then this Option, to the extent (and only to the extent) that it is vested on the Termination Date in accordance with the schedule set forth on the first page of this Agreement, may be exercised by Optionee during the three (3) months following the Termination Date, but in any event must be exercised no later than the Expiration Date.

3.2       Termination Because of Death or Disability. If Optionee is Terminated because of Optionee’s death or Disability (or Optionee dies within three (3) months after Termination for any reason except Cause or Disability), then this Option, to the extent (and only to the extent) that it is vested on the Termination Date in accordance with the schedule set forth on the first page of this Agreement, may be exercised by Optionee (or Optionee’s legal representative or authorized assignee) during the twelve (12) months following the Termination Date, but in any event must be exercised no later than the Expiration Date.  Any exercise occurring more than three months following the Termination Date (when the Termination is for any reason other than Optionee’s death or disability (as defined in the Code)), shall be deemed to be the exercise of a nonqualified stock option.

3.3       Termination for Cause.  If Optionee is Terminated for Cause, then this Option, to the extent (and only to the extent) that it is vested on the Termination Date in accordance with the schedule set forth on the first page of this Agreement, may be exercised by Optionee no later than one (1) month after the Termination Date, but in any event must be exercised no later than the Expiration Date.

3.4       No Obligation to Employ.  Nothing in the Plan or this Agreement confers on Optionee any right to continue in the employ of, or other relationship with, the Company or any Parent or Subsidiary of the Company (or any successor-in-interest to the Company), or limits in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Optionee’s employment or other relationship at any time, with or without Cause.

4.                                       Manner of Exercise

4.1       Method of Payment.  In order to exercise this Option with respect to all or any part of the Shares for which this Option is at the time exercisable, Optionee (or any other person or persons exercising the Option) must take the following actions:

a.               Pay the aggregate Exercise Price  for the purchased Shares in one or more of the following forms:

i.              cash or check which, in the Company’s sole discretion, shall be made payable to a Company-designated brokerage firm or the Company;

ii.           as permitted by applicable law, through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the Option) shall concurrently provide irrevocable written instructions (i) to a Company-designated brokerage firm (or in the case of an executive officer or Board member of the Company, an Optionee-designated brokerage firm) to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares, plus, if applicable, the amount necessary to satisfy the Company’s tax withholding obligations at the minimum statutory tax withholding rates and (ii) to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

iii.        shares of the Company’s common stock held by Optionee (or any other person or persons exercising the Option) valued at Fair Market Value.

b.              Furnish to the Company appropriate documentation that the person or persons exercising the Option (if other than Optionee) have the right to exercise this Option.

c.               Make appropriate arrangement with the Company (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all tax withholding requirements applicable to the Option exercise.

4.2       Limitations on Exercise.  This Option may not be exercised (a) unless such exercise is in compliance with all applicable federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance and (b) as to fewer than 100 Shares unless it is exercised as to all Shares as to which this Option is then exercisable.  The Company is under no obligation to register or qualify the Shares with the SEC, any state securities commission or any stock exchange to effect such compliance.  In no event may this Option be exercised for any fractional Shares.

4.3       Issuance of Shares.  As soon as practical after the exercise date, the Company shall issue to or on behalf of Optionee (or any other person or persons exercising this Option) the purchased Option Shares (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company), subject to the appropriate legends and/or stop transfer instructions.

4.4       Optionee Indebtedness.  Notwithstanding any other provisions of the Plan, this Agreement or any other agreement to the contrary, if at the time this Option is exercised, Optionee is indebted to the Company (or any Parent or Subsidiary) for any reason, the following actions shall be taken, as deemed appropriate by the Committee:

a.               any Shares to be issued upon such exercise shall automatically be pledged against Optionee’s outstanding indebtedness; and

b.              if this Option is exercised in accordance with subparagraph 4.1(a)(ii) above, the after tax proceeds of the sale of Optionee’s Shares shall automatically be applied to the outstanding balance of Optionee’s indebtedness.

5.                                       Nontransferability of Option and Shares

This Option may not be transferred in any manner other than under the terms and conditions of the Plan or by will or by the laws of descent and distribution and may be exercised during the lifetime of Optionee only by Optionee.  The terms of this Option shall be binding upon the legal representatives and authorized executors and assignees of Optionee.

6.                                       Tax Consequences

Optionee should refer to the prospectus for the Plan for a description of the federal tax consequences of exercising this Option and disposing of the Shares.  A copy of the Prospectus is available at the Finance/Stock Administration page of the Company’s internal website, or upon request from the Company’s Stock Administrator.

7.                                       Privileges of Stock Ownership

Optionee shall not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to Optionee.

8.                                       Notices

Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices.  Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated on the first page of this Agreement or to such other address as such party may designate in writing from time to time to the Company.  All notices shall be deemed to have been given or delivered upon:  personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile or email.

9.                                       Successors and Assigns

The Company may assign any of its rights under this Agreement.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Optionee and Optionee’s legal representatives and authorized assignees.

10.                                 Further Instruments

The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

11.                                 Governing Law

This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to that body of law pertaining to choice of law or conflicts of law.